Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Sard Verbinnen & Co
	847-318-1797/603-880-2145	212-687-8080
NASHUA REPORTS FOURTH QUARTER AND 2007 YEAR END RESULTS
     NASHUA, N.H., February 14, 2008 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal and specialty papers, and imaging products, today announced financial results for the fourth quarter and year ended December 31, 2007.
     Net sales for the fourth quarter of 2007 were $72.3 million, compared to $69.3 million for the fourth quarter of 2006. Gross margin for the fourth quarter of 2007 was $12.9 million, or 17.9%, compared to $10.7 million, or 15.4%, for the fourth quarter of 2006. Income from continuing operations before taxes for the fourth quarter of 2007 was $2.0 million, compared to $8.5 million for the fourth quarter of 2006. Income from continuing operations for the fourth quarter of 2007 was $1.1 million, or $0.21 per share, compared to income from continuing operations of $4.8 million, or $0.77 per share, for the fourth quarter of 2006. There was no income from discontinued operations for the fourth quarter of 2007. Income from discontinued operations for the fourth quarter of 2006 was $0.5 million. Net income was $1.1 million, or $0.21 per share, for the fourth quarter of 2007, compared to net income of $5.3 million, or $0.86 per share, in the fourth quarter of 2006. Earnings before interest, taxes, depreciation and amortization, also known as EBITDA, from continuing operations was $3.4 million for the fourth quarter of 2007, compared to $10.7 million for the fourth quarter of 2006, which included the $9.0 million gain from the sale of real estate in Merrimack, New Hampshire for 2006.
     The fourth quarter 2006 results included a gain of $9.0 million related to the sale of the Merrimack, New Hampshire real estate, $0.2 million of income related to the curtailment of the postretirement benefits for certain hourly employees, and an expense of $0.6 million related to an impairment of intangible assets.
     Net sales for the year ended December 31, 2007 were $272.8 million, compared to $269.0 million for the year ended December 31, 2006. Gross margin for the year ended December 31, 2007 was $48.3 million, or 17.7%, compared to $40.7 million, or 15.1%, for the year ended December 31, 2006. Income from continuing operations for the year ended December 31, 2007 was $3.9 million, or $0.67 per share, compared to income from continuing operations of $2.0 million, or $0.32 per share, for the year ended December 31, 2006. Income from discontinued operations for the year ended December 31, 2007 was $0.3 million, or $0.05 per share, compared to income from discontinued operations of $1.6 million, or $0.26 per share for the year ended December 31, 2006. Net income for the year ended December 31, 2007 was $4.1 million, or $0.72 per share, compared to $3.6 million, or $0.58 per share, for the year ended December 31, 2006. EBITDA from continuing operations was $12.0 million for the year ended December 31, 2007, compared to $12.1 million for the year ended December 31, 2006. EBITDA for the year ended December 31, 2006 included the $9.0 million gain from the sale of the Merrimack, New Hampshire real estate.

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Business Segment Highlights
Label Products:
     Nashua’s Label Products segment, which prints and converts product for grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the fourth quarter of 2007 of $31.0 million and gross margin of $5.7 million, or 18.4%. Net sales for the fourth quarter of 2006 were $28.6 million and gross margin was $4.5 million, or 15.6%. For fiscal year 2007, net sales were $115.5 million and gross margin was $21.0 million, or 18.2%. For 2006, net sales were $109.7 million and gross margin was $16.3 million, or 14.9%.
     The sales increase in the Label Products segment in the fourth quarter of 2007 is primarily a result of an increase in the automatic identification product line due to incremental orders from an existing customer. Gross margins improved due to the increase in sales volume and the overall reduction in manufacturing cost.
Specialty Paper Products:
     Nashua’s Specialty Paper Products segment, which includes its paper coating and converting businesses, reported net sales for the fourth quarter of 2007 of $41.9 million and gross margin of $7.0 million, or 16.7%. Net sales for the fourth quarter of 2006 were $42.0 million and gross margin was $6.3 million, or 15.0%. Net sales for fiscal year 2007 were $160.3 million and gross margin was $26.6 million, or 16.6%. Net sales for fiscal year 2006 were $162.5 million and gross margin was $24.1 million, or 14.9%.
     Sales in the Specialty Paper Product segment were relatively flat in the fourth quarter of 2007 as compared to the same period in 2006. Margins increased due to improved plant efficiencies and the overall reduction in manufacturing cost.
     Thomas Brooker, Nashua’s President and Chief Executive Officer, stated, “I am pleased with the year to date results and our overall progress in the marketplace. Our revenue growth and profit improvement are due to the excellent work of all Nashua employees. We will continue to focus on profitable sales growth opportunities, operational improvement and financial prudence in 2008.”
Use of Non-GAAP
     EBITDA is presented as supplemental information, which the management of Nashua believes, may be useful to some investors in evaluating Nashua because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.

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About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. Nashua’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-Looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “will,” “believe” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, Nashua’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, and other risks set forth in Nashua’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent Nashua estimates only as of the date of this press release and should not be relied upon as representing Nashua estimates as of any subsequent date. While Nashua may elect to update forward-looking statements at some point in the future, Nashua specifically disclaims any obligation to do so, even if its estimates change.

Fourth Quarter 2007 Earnings Results

NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands, except per share amounts (Unaudited)	2007	2006	2007	2006

Net sales	$72,332	$69,287	$272,799	$269,043
Cost of products sold	59,389	58,594	224,545	228,389

Gross margin	$12,943	$10,693	$48,254	$40,654
Gross margin %	17.9%	15.4%	17.7%	15.1%
Selling, distribution and administrative expenses	10,682	10,382	41,079	42,979
Research and development expenses	187	122	806	644
Loss from equity investment	31	250	200	440
Interest expense	215	326	765	1,640
Interest income	(68)	(18)	(179)	(23)
Change in fair value of interest rate swap	214	(18)	295	(106)
Net (gain) loss on curtailment of pension and postretirement plans (1)	—	(153)	—	580
Impairment of intangible assets	—	565	—	565
Gain on sale of real estate	—	(8,976)	—	(8,976)
Other income (2)	(284)	(237)	(1,196)	(1,181)

Income from continuing operations before income taxes	1,966	8,450	6,484	4,092
Income tax provision	856	3,684	2,633	2,086

Income from continuing operations	1,110	4,766	3,851	2,006
Income from discontinued operations, net of taxes (3)	—	533	289	1,593

Net income	$1,110	$5,299	$4,140	$3,599

Earnings per share:
Income from continuing operations	$0.21	$0.77	$0.67	$0.32
Income from discontinued operations	—	0.09	0.05	0.26

Net income per common share	$0.21	$0.86	$0.72	$0.58

Average common shares	5,394	6,164	5,743	6,140

Income per common share from continuing operations assuming dilution	$0.20	$0.77	$0.66	$0.32
Income per common share from discontinued operations assuming dilution	—	0.08	0.05	0.26

Net income per common share assuming dilution	$0.20	$0.85	$0.71	$0.58

Average common and potential common shares	5,479	6,204	5,817	6,194

(1)	Net gain on curtailment of pension and postretirement plans for the three months ended December 31, 2006 represents an adjustment to the loss of $0.9 million related to the curtailment of pension benefits for certain hourly employees included in our Specialty Paper Products segment. The net loss on curtailment of pension and postretirement plans for the twelve months ended December 31, 2006 represents $0.7 million related to the curtailment of pension benefits which more than offset a gain of $0.2 million related to the curtailment of postretirement medical and life insurance benefits.

(2)	Other income for the three and twelve months ended December 31, 2007 represents income from the deferred gain from the sale of real estate and royalty income related to the 2006 sale of toner formulations. Other income for the three and twelve months ended December 31, 2006 represents income from the rental of unused warehouse space at our New Hampshire facilities.

(3)	Income from discontinued operations for the twelve months ended December 31, 2007 represents the reimbursement of our deductible related to the Cerion litigation which was dismissed by the courts. Income from discontinued operations for the twelve months ended December 31, 2006 includes the results of our Toner and Developer business which we exited effective March 31, 2006 and income from the liquidation of an inactive foreign subsidiary.

Fourth Quarter 2007 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31	December 31
Dollars in thousands	2007	2006
Assets
Cash and cash equivalents	$7,388	$289
Accounts receivable	29,375	29,568
Inventories	19,998	23,764
Other current assets	2,828	2,670

Total current assets	59,589	56,291

Plant and equipment, net	23,291	26,399
Goodwill, net of amortization	31,516	31,516
Intangibles, net of amortization	331	606
Other assets	12,975	12,803

Total assets	$127,702	$127,615

Liabilities and Shareholders’ Equity
Accounts payable	$14,432	$16,620
Accrued expenses	9,185	8,639
Current maturities of long-term debt	1,875	—
Current maturities of notes payable	31	83

Total current liabilities	25,523	25,342

Long-term debt	10,925	4,750
Notes payable	18	285
Other long-term liabilities	29,728	28,211

Total long-term liabilities	40,671	33,246

Common stock and additional capital	20,203	22,342
Retained earnings	59,648	61,358
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(18,343)	(14,673)

Total shareholders’ equity	61,508	69,027

Total liabilities and shareholders’ equity	$127,702	$127,615

(a)	Our minimum pension liability adjustment represents an increase in our minimum pension liability resulting from changes to our pension plans in 2007.

Fourth Quarter 2007 Earnings Results

NASHUA CORPORATION
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

Periods ended December 31, respectively	Three Months		Twelve Months
In thousands (Unaudited)	2007	2006	2007	2006

Net income from continuing operations	$1,111	$4,766	$3,851	$2,006
Add back:
Interest expense, net	361	290	881	1,511
Income tax provision	856	3,684	2,633	2,086
Depreciation on fixed assets	1,072	1,194	4,383	5,271
Amortization of intangible assets	44	729	225	1,220

Earnings from continuing operations before interest, taxes, depreciation and amortization	$3,444	$10,663	$11,973	$12,094

Fourth Quarter 2007 Earnings Results

NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands (Unaudited)	2007	2006	2007	2006

NET SALES

Label Products	$31,020	$28,553	$115,535	$109,731
Specialty Paper Products	41,855	42,041	160,279	162,544
All Other	1,069	361	4,067	2,512

Reconciling Items:
Eliminations	(1,612)	(1,668)	(7,082)	(5,744)

Net sales	$72,332	$69,287	$272,799	$269,043

GROSS MARGIN

Label Products	$5,715	$4,462	$21,027	$16,302
Specialty Paper Products	7,006	6,287	26,554	24,145
All Other	209	(56)	698	199

Reconciling Items:
Eliminations	13	—	(25)	8

Total gross margin from continuing operations	$12,943	$10,693	$48,254	$40,654

DEPRECIATION AND AMORTIZATION

Label Products	$474	$548	$2,033	$2,137
Specialty Paper Products	533	568	2,051	2,511
Reconciling Item:
Corporate	109	807	524	1,843

Total depreciation and amortization	$1,116	$1,923	$4,608	$6,491

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$161	$88	$400	$762
Specialty Paper Products	160	93	763	1,607
Reconciling Item:
Corporate	115	209	183	416

Total Investment in plant and equipment	$436	$390	$1,346	$2,785

PENSION AND POSTRETIREMENT EXPENSE

Label Products	$79	$207	$316	$805
Specialty Paper Products	59	171	236	684
Reconciling Item:
Corporate	242	409	966	1,689

Total pension and postretirement expense	$380	$787	$1,518	$3,178